Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

EVRAZ GROUP S.A.,

OSCAR ACQUISITION MERGER SUB, INC.

and

OREGON STEEL MILLS, INC.

Dated as of November 20, 2006

i

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 4.09(o)
Absence of Breach Condition	Section 1.01(a)(ii)
Acquisition Proposal	Section 6.02(g)
Affiliate	Section 9.10(a)
Associate	Section 9.10(a)
AJCA	Section 4.09(o)
Agreement	Preamble
Business Day	Section 9.10(c)
Canadian Competition Act	Section 4.04
Certificates	Section 3.02(b)
CFIUS	Section 4.04
Closing	Section 2.02
Code	Section 2.10
Commitment	Section 5.05
Company	Preamble
Company Board	Recitals
Company Financial Advisor	Section 1.02(a)
Company Intellectual Property Rights	Section 4.14(a)
Company SEC Reports	Section 4.05(a)
Company Securities	Section 4.02(a)
Confidentiality Agreement	Section 1.02(a)
Continuing Directors	Section 1.04(b)
Corporation Law	Recitals
Disclosure Letter	Article IV
Dissenting Shares	Section 3.01
Effective Time	Section 2.02
Environment	Section 4.13(h)
Environmental Law	Section 4.13(h)
Environmental Permits	Section 4.13(b)
Equity Award	Section 3.05
Equity Plan	Section 3.05
ERISA	Section 4.09(a)
ERISA Affiliate	Section 4.09(c)
Exchange Act	Section 1.01(a)(i)
Existing Stock Options	Section 3.04
Existing Company SEC Reports	Article IV
Exon-Florio Act	Section 6.04(a)
Expenses	Section 8.03(b)
Expiration Date	Exhibit A
GAAP	Section 4.05(b)
Governmental Entity	Section 4.04
Hazardous Substance	Section 4.13(h)

HSR Act	Section 4.04
Indemnified Parties	Section 6.05(b)
Independent Directors	Section 1.04(c)
Information Statement	Section 4.07(b)
Intellectual Property Rights	Section 4.14(b)
ITAR	Section 4.04
LTIP	Section 3.05
Material Adverse Effect	Section 9.10(d)
Material Contract	Section 4.16(a)
Merger	Recitals
Merger Consideration	Section 2.06
Minimum Tender Condition	Exhibit A
Nonqualified Deferred Compensation Plans	Section 4.09(o)
Notice of Superior Proposal	Section 8.01(e)
Offer	Recitals
Offer Conditions	Section 1.01(a)(i)
Offer Documents	Section 1.01(b)
Offer Price	Recitals
Option Cash-Out Date	Section 3.04
Options	Section 3.04
Outside Date	Section 8.01(c)
NYSE	Section 1.01(a)(ii)
Parent	Preamble
Paying Agent	Section 3.02(a)
Payment Fund	Section 3.02(a)
Permits	Section 4.12
Person	Section 9.10(e)
Plan	Section 4.09(a)
Potential Acquiror	Section 6.02(b)
Preferred Stock	Section 4.02(a)
Preliminary Information Statement	Section 6.08
Proceeding	Section 4.10
Purchaser	Preamble
Real Property Leases	Section 4.15(b)
Regulatory Conditions	Section 1.01(a)(ii)
Release	Section 4.13(h)
Remedial Measures	Section 4.13(h)
Required Funds	Section 5.05
Restricted Shares	Section 4.02(a)
Rights	Recitals
Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 4.05(a)
Schedule TO	Section 1.01(b)
Schedule 14D-9	Section 1.02(b)
SEC	Section 1.01(a)(ii)
Securities Act	Section 1.05(c)

v

Shares	Recitals
Stockholder Approval	Section 2.08
Stock Option Plans	Section 3.04
Subsequent Proposal	Section 8.03(d)
Subsequent Transaction	Section 8.03(d)
Subsidiary	Section 9.10(f)
Subsidiary Securities	Section 4.02(b)
Superior Proposal	Section 6.02(g)
Surviving Corporation	Section 2.01
Takeover Laws	Section 1.02(a)
Tax	Section 4.11(n)
Termination Fee	Section 8.03(b)
Top-Up Option	Section 1.05(a)
Top-Up Shares	Section 1.05(a)
USWA	Section 2.05
WARN Act	Section 4.09(s)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 20, 2006, among Evraz Group S.A., a company incorporated as a société anonyme under the laws of the Grand Duchy of Luxembourg (“Parent”), Oscar Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Oregon Steel Mills, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company, including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of December 23, 1999, between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (the “Rights Agreement”) (the shares of common stock, together with the Rights, are referred to collectively as the “Shares”), at a price of $63.25 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following consummation of the Offer, Purchaser shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (as defined below) (other than Shares owned directly or indirectly by Parent, Purchaser or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law (the “Corporation Law”), and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) set forth in this Agreement;

WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent (in its capacity as the sole stockholder of Purchaser) has adopted the agreement of merger set forth in this Agreement in each case, in accordance with the Corporation Law; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

SECTION 1.01.  The Offer.  (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in paragraph (2) of Exhibit A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than eight Business Days after the date hereof commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding Shares, at the Offer Price.  The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Offer Conditions”).  The initial expiration date of the Offer shall be the twentieth Business Day (as defined in Section 9.10(c)) following (and including the day of) the commencement of the Offer.  Purchaser expressly reserves the right (but is not obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Exhibit A), (D) add to the conditions set forth on Exhibit A or modify the conditions set forth on Exhibit A in a manner adverse to the holders of Shares, (E) extend the expiration of the Offer except as required or permitted by 1.01(a)(ii) or (F) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii)           Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration.  Purchaser may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to ten Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the New York Stock Exchange (“NYSE”) applicable to the Offer or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act.  So long as the Offer and this Agreement have not been terminated pursuant to Section 8.01, (1) if, as of any Expiration Date (as defined in Exhibit A), the Offer Conditions set forth in Paragraph 1(b), (c) and (d) of Exhibit A (such Offer Conditions, the “Regulatory Conditions”) are not satisfied or waived by Purchaser, then upon written request by the

Company delivered on or prior to such Expiration Date, Purchaser shall extend the Offer for a period of not more than ten Business Days, in order to permit the satisfaction of the Offer Conditions; (2) if, as of any Expiration Date, all of the Offer Conditions (other than the Minimum Tender Condition) have been satisfied or waived by Purchaser, but the Minimum Tender Condition is not satisfied, Purchaser shall extend the Offer for a period of five Business Days, in order to permit the satisfaction of the Offer Conditions; provided, that if at the end of such five Business Day period, all of the Offer Conditions (other than the Minimum Tender Condition) are satisfied, but the Minimum Tender Condition is not satisfied, Purchaser shall not be required to make any further extension pursuant to this clause (2); (3) if, as of any Expiration Date, the Offer Condition set forth in Paragraph 2(c) of Exhibit A (the “Absence of Breach Condition”) is not satisfied and has not been waived, then upon written request by the Company delivered on or prior to such Expiration Date, to the extent that the Company is entitled pursuant to Section 8.01(d)(i)(B) to attempt to cure such breach of its representations and warranties, or failure to comply with any of its covenants, contained in this Agreement, and the cure of such breach or failure would result in the satisfaction of the Absence of Breach Condition, Purchaser shall extend the Offer until the date of the expiration of such cure period, or such earlier date as specified by the Company in its request; and (4) if, within four Business Days prior to any Expiration Date occurring on or before January 4, 2007, the Company receives an Acquisition Proposal (or a revision to a previously received Acquisition Proposal) that is still pending as of such Expiration Date, then upon written request of the Company, Purchaser shall extend the Offer if necessary so that the Expiration Date does not occur until the later of (x) the date that is five Business Days following the date of the Company’s initial receipt of such Acquisition Proposal (or such revision to a previously received Acquisition Proposal) and (y) the last Business Day of any required notice period pursuant to Section 6.02(e) or 8.01(e), or such earlier date as specified by the Company in its request.  Subject to the proviso in clause (2) above, the foregoing rights of the Company to cause an extension of the Offer are cumulative so that if at any time, any of the foregoing is applicable, the Offer shall be so extended further.  In addition, in the event that fewer than 90% of the total number of outstanding Shares have been validly tendered and not withdrawn, Purchaser shall, if requested by the Company on the Expiration Date, make available a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act for a period of time determined by Parent, but not less than five Business Days.  For the avoidance of doubt, the parties hereto agree that shares of restricted stock may be tendered in the Offer and be acquired by Parent or Purchaser pursuant to the Offer.  The Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.  Notwithstanding the foregoing Purchaser shall not be required to extend the Offer beyond the Outside Date.

(b)           On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”).  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC.  Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto.  Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

(c)           Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

SECTION 1.02.  Company Actions.  (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the making of any offer and proposal and the taking of any other action by Parent or Purchaser in accordance with this Agreement and the transactions contemplated hereby have been consented to by the Company Board in accordance with the terms and provisions of the Confidentiality Agreement, dated February 9, 2005 between an Affiliate (as defined in Section 9.10(a)) of Parent and the Company, as amended on November 6, 2006 to, among other things, add Parent as a party (the “Confidentiality Agreement”), (ii) the Company Board (at a meeting or meetings duly called and held) has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company, (B) approved this Agreement and the transactions contemplated hereby, and (C) approved and declared advisable the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and directed that such agreement of merger be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09) and resolved to recommend acceptance of the Offer and adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the stockholders of the Company, (D)  irrevocably taken all necessary steps to render Section 203 of the Corporation Law and the Rights inapplicable to Parent and Purchaser and to the Merger, this Agreement and the acquisition of Shares pursuant to the Offer (other than actions to be taken by the Rights Agent (which actions the Company shall cause the Rights Agent to irrevocably take as soon as practicable (but no later than three Business Days) following the date hereof)) and (E) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement and (iii) KeyBanc Capital Markets (the “Company Financial Advisor”), the Company’s financial advisor, has delivered its opinion to the Company Board to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid in the Offer and the Merger to the Company’s stockholders is fair, from a financial point of view, to such stockholders.  As soon as practicable after the date hereof, an executed copy of the written opinion of the Company Financial Advisor will be delivered to Parent.

(b)           On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 6.02(e), the recommendations of the Company Board described in Section 1.02(a) and subject to Section 6.02(e), the Company, hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC.  The Company agrees (i) to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Purchaser with any comments or responses thereto.  Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

SECTION 1.03.    Stockholder Lists.  In connection with the Offer, the Company shall cause its transfer agent to, promptly (but in any event within five Business Days after the date hereof), furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

SECTION 1.04.  Directors.  (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.04) and the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed.  The Company will also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage as is on the entire Company Board to constitute (i) each committee of the Company Board, (ii) each board of directors and each committee thereof of each wholly owned Subsidiary (as defined in Section 9.10(f)) of the Company and (iii) the designees, appointees or other similar representatives of the Company on each Board of Directors and each committee thereof of each non-wholly owned Subsidiary.  The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act.  At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9.  Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by such Section and Rule.

(b)           Following the election or appointment of Purchaser’s designees pursuant to Section 1.04(a) and prior to the Effective Time, and so long as there shall be at least one Continuing Director, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company or any exercise of the Company’s rights or remedies under this Agreement will require the concurrence of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the “Continuing Directors”).

(c)           In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.04(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the rules of the NYSE or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”) and (ii) each committee of the Company Board that is required by such rules or securities laws to be comprised solely of, or a majority of, Independent Directors shall be so comprised; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NYSE and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

SECTION 1.05.  Top-Up Option.  (a)  The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by Parent or Purchaser at the time of such exercise, shall constitute one share more than 90% of the total Shares then outstanding (assuming the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price; provided, however, that the Top-Up Option shall be exercisable only once, at such time as Parent and Purchaser, directly or indirectly, own at least 85% of the total number of Shares then outstanding and on or prior to the fifth Business Day after the expiration of the Offer or the expiration date of any subsequent offering period; provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized and unissued shares of common stock (including, for purposes of this Section 1.05, as authorized and unissued shares of common stock any Shares held in the treasury of the Company).  The obligation of the Company to deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law (which for the avoidance of doubt, does not include the rules or regulations of the NYSE which shall not apply) and no judgment, injunction, order or decree shall prohibit, or require any action or consent of the Company’s stockholders in connection with, the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise.

(b)           Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

(c)           Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).  Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE II

THE MERGER

SECTION 2.01.  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII.  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Evraz North America, Inc.” and shall continue its existence under the laws of the State of Delaware.  In connection with the Merger, the separate corporate existence of Purchaser shall cease.  Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Purchaser, with Purchaser continuing as the Surviving Corporation; provided, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement by reason of such election.

SECTION 2.02.  Consummation of the Merger.  Subject to the provisions of this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, and shall take all such further actions as may be required by law to make the Merger effective.  Prior to the filing referred to in this Section 2.02, a closing (the “Closing”) will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein.  The time the Merger becomes effective in accordance with applicable law is referred to as the “Effective Time.”

SECTION 2.03.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.04.  Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows:  “The name of the Corporation is Evraz North America, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.  The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

SECTION 2.05.  Directors and Officers.  The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, permanent disability, resignation or removal; provided that, one of the directors of the Surviving Corporation shall be appointed by the United Steelworkers of America (“USWA”), to the extent and only for so long as required pursuant to the Collective Bargaining Agreement dated September 10, 2004, between Rocky Mountain Steel Mills and USWA, on behalf of Local Union 2102.

SECTION 2.06.  Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor and other than Dissenting Shares (as defined in Section 3.01)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10) equal to the Offer Price, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 3.02.  At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

SECTION 2.07.  Conversion of Common Stock of Purchaser.  Each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

SECTION 2.08.  Written Consent.  Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, promptly following the consummation of the Offer (including any subsequent offering period), Parent and Purchaser shall (i) consent in writing, in accordance with Section 228 of the Corporation Law (the “Stockholder Approval”), to the adoption of the agreement of merger (within the meaning of Section 251 of the Corporation Law) set forth in this Agreement, without a meeting, and (ii) deliver such consent to the Secretary of the Company.

SECTION 2.09.  Merger Without Meeting of Stockholders.  If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent, Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the Corporation Law.

SECTION 2.10.  Withholding Taxes.  Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Existing Stock Options, Restricted Shares or Equity Awards pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares, Existing Stock Options, Restricted Shares or Equity Awards in respect of which such deduction and withholding was made.

ARTICLE III

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 3.01.  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law.  Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law.  If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon.  The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

SECTION 3.02.  Payment for Shares.  (a) From time to time after the Effective Time, Parent will cause Purchaser to make available to a bank or trust company located in the United States designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 2.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such funds being hereinafter referred to as the “Payment Fund”).  The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund.  Such funds may be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively.  The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)           As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent or Purchaser or any of their respective Subsidiaries and Dissenting Shares), a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor.  Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  If payment is to be made to a Person (as defined in Section 9.10(e)) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c)           If any Certificate shall have been lost, stolen or destroyed, upon the making on an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d)           Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation.  Any former stockholders of the Company who have not complied with Section 3.01 prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon.  Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 3.03.  Closing of the Company’s Transfer Books.  No transfer of Shares shall be made in the stock transfer books of the Company after the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

SECTION 3.04.  Existing Stock Options.  Each option or right to acquire Shares (the “Options”) granted under any stock option or similar plan of the Company or under any agreement to which the Company or any of its Subsidiaries is a party (the “Stock Option Plans”) which is outstanding (regardless of whether it is vested or exercisable) at the later of (a) the completion of the Offer and (b) the earlier of January 2, 2007 and the Effective Time (such date, the “Option Cash-Out Date” and any such Options, the “Existing Stock Options”) shall by virtue of the completion of the Offer and without any action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Offer Price over the exercise price of such Existing Stock Option.  At the Option Cash-Out Date, each holder of an Existing Stock Option shall be entitled to receive, as soon as practicable and in any event not later than five Business Days after the Option Cash-Out Date, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (a) the excess, if any, of the Offer Price over the per share exercise price of such Existing Stock Option and (b) the number of Shares subject to such Existing Stock Option, and each Existing Stock Option shall be canceled as of the Option Cash-Out Date.  Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option.  Prior to the Option Cash-Out Date, if necessary, the Company Board shall exercise its authority under each Stock Option Plan to determine that each Existing Stock Option shall be converted, at the Option Cash-Out Date, in the manner described in this Section 3.04.  The Stock Option Plans shall terminate as of the Option Cash-Out Date and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Option Cash-Out Date.  All administrative and other rights and authorities granted under any Stock Option Plan to the Company, the Company Board or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

SECTION 3.05.  Other Equity Based Awards.  Set forth in Schedule 3.05(a) of the Disclosure Letter is each incentive award or other right relating to, or the value of which is based on the value of, Shares, other than an Option (an “Equity Award”) that was granted under any employee incentive or similar plan of the Company, including the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) or under any agreement to which the Company or any of its Subsidiaries is a party (an “Equity Plan”) and that is outstanding as of immediately prior to the acceptance for payment of Shares in the Offer and that shall by virtue of the completion of the Offer and in accordance with the terms of the Equity Plan pursuant to which such Equity Award was made, and without any action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, determined by multiplying (i) the Merger Consideration by (ii) the number of Shares represented by such Equity Award.  Each holder of an Equity Award shall be entitled to receive, in full satisfaction of such Equity Award, an amount in cash without interest determined by multiplying (i) the Merger Consideration by (ii) the number of Shares represented by such Equity Award and each Equity Award shall be canceled as of the acceptance for payment of Shares pursuant to the Offer.  With respect to each Equity Award that is a Restricted Share, the payment shall be made not later than five Business Days after the completion of the Offer and shall be made without regard to whether any restrictions remain in effect with respect to such Equity Award and the holder of such Restricted Share shall thereafter cease to have any rights with respect thereto.  With respect to each Equity Award under the LTIP that is not a Restricted Share, the payment shall be made on a pro rata basis through the Effective Time in accordance with the terms of the LTIP and paid no later than five Business Days after the Effective Time and any portion of such an award that is not payable under this Section 3.05 shall be forfeited, and such participant shall cease to have any entitlement therefor.  Such payment with respect to Equity Awards shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Equity Award.  Prior to the completion of the Offer, if necessary, the Company Board shall exercise its authority under each Equity Plan to determine that each Equity Award shall be converted, at the Effective Time, in the manner described in this Section 3.05.  The Company shall, prior to the completion of the Offer, amend the Equity Plans as necessary to comply with Section 409A of the Code.  The Equity Plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled upon the completion of the Offer.  All administrative and other rights and authorities granted under any Equity Plan to the Company, the Company Board or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

With respect to any Section of this Article IV, except (i) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case on or after November 20, 2005 and prior to the date of this Agreement (the “Existing Company SEC Reports”) (to the extent such disclosure does not constitute a “risk factor” (other than factual information contained therein) and to the extent applicability of such disclosure to such Section is reasonably apparent on its face) or (ii) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement (the “Disclosure Letter”) that specifically relates to such Section or another Section of the Disclosure Letter to the extent that the applicability of such disclosure is reasonably apparent on its face, the Company represents and warrants to Parent and Purchaser as follows:

SECTION 4.01.  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company’s Subsidiaries is a corporation or other business entity duly organized and validly existing in good standing or has comparable status under the laws of its jurisdiction of incorporation, formation or organization, as applicable.  The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own its properties and conduct its business as currently conducted and is duly qualified or licensed to do business and in good standing or has comparable status as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.10(d)).  The Company has heretofore made available to Parent and Purchaser accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, directly or indirectly, owns more than a 2% interest in any Person other than in the Company’s Subsidiaries and except for investments of any Plan of the Company.

SECTION 4.02.  Capitalization.  (a) The authorized capital stock of the Company consists of 45,000,000 Shares, and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which 400,000 shares of Preferred Stock have been designated as a series of Participating Preferred Stock.  As of the close of business on November 17, 2006: 35,818,848 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding, no Shares were held in the Company’s treasury and 167,000 Shares are reserved and available for issuance under the Stock Option Plans.  In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 156,911 Shares and there were outstanding an aggregate of 15,591 Shares, subject to vesting or other lapse restrictions pursuant to any Equity Plan (collectively the “Restricted Shares”).  There are 375,480 Shares underlying outstanding Equity Awards other than Restricted Shares.  Since such date the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any Options, Restricted Shares, other Equity Awards, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.  Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the close of business on the day immediately preceding the date hereof, of the name of each Existing Stock Option holder and holder of Restricted Shares or other Equity Award, the number of outstanding Existing Stock Options and Restricted Shares or other Equity Award held by such holder, the grant date of each such Existing Stock Option, Restricted Share or other Equity Award, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option or upon the vesting of each Restricted Share or other Equity Award, the corresponding exercise price, the vesting schedule of each such Existing Stock Option and Restricted Share or other Equity Award and the plan pursuant to which each such Existing Stock Option and Restricted Share or other Equity Award were granted.  Except for the Existing Stock Options, Equity Awards and the Rights, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares.  Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

(b)           The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock, voting securities or other ownership interests of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company’s Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock, voting securities or other ownership interests of any Subsidiary of the Company.

SECTION 4.03.  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the Corporation Law).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been unanimously duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the Corporation Law).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution and valid delivery by each of Parent and Purchaser, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

SECTION 4.04.  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Competition Act (Canada) (the “Canadian Competition Act”) or any other applicable foreign antitrust or competition laws, (ii) for the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable state securities, “blue sky” laws or Takeover Laws (including the filing of the

Schedule 14D-9 in connection with the Offer, the Information Statement to be sent to stockholders of the Company in connection with the Stockholder Approval and any information statement required under Rule 14f-1 in connection with the Offer), (iii) for the filing and recordation of the certificate of merger as required by the Corporation Law, (iv) the applicable requirements of the New York Stock Exchange, (v) the applicable requirements of the Committee on Foreign Investment in the United States (“CFIUS”) and (vi) for notification or other applicable requirements of the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) (“ITAR”), (c) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default, or give rise to any right of termination, cancellation, modification or acceleration, (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default, or give rise to any such right), under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (b), (c), (d) and (e), for such matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.05.  Reports; Financial Statements.  (a) Since January 1, 2004 the Company has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Report.  Except to the extent amended or superseded by a subsequent filing with the SEC that was filed prior to the date of this Agreement, as of their respective dates (and if so amended or superseded, then as of the date of such subsequent filing), none of the reports, schedules, forms, statements and other documents filed by the Company with the SEC since January 1, 2004 (the “Company SEC Reports”) and prior to the date hereof whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company under the Securities Act, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the

Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except (i) as may be indicated in the notes thereto, (ii) to the extent required by changes in GAAP and (iii) in the case of unaudited interim financial statements, normal recurring year-end audit adjustments and as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.  All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c)           The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to evaluate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee since January 1, 2004 has been made available to Parent and Purchaser.

(d)           Since January 1, 2004, (i) neither the Company, nor any of its Subsidiaries, nor to the knowledge of the Company any director, officer, auditor or accountant of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, in writing, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the Chief Executive Officer of the Company.

(e)           Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and required to be recorded or reflected on a balance sheet or in the notes thereto under GAAP, other than such liabilities (i) reflected or accrued or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2005, that have not had and would not, individually or in the aggregate with all other liabilities of the Company and its Subsidiaries

(other than those disclosed on the Company balance sheet), reasonably be expected to have a Material Adverse Effect or (iii) incurred in connection with the transactions contemplated by this Agreement.

SECTION 4.06.  Absence of Certain Changes.  Since December 31, 2005 there has not been any Material Adverse Effect or any change, condition, event or development that would reasonably be expected to have a Material Adverse Effect.  Since December 31, 2005 and prior to the date hereof (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement, and (b) neither the Company nor any of its Subsidiaries has taken any of the following actions:

(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

(ii)           (A) any incurrence or assumption (or agreement to incur or assume) by the Company or any Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) liability (whether directly, contingently or otherwise) by the Company or any Subsidiary of the Company for the obligations of any other person (other than any Subsidiary of the Company), except for indebtedness or liabilities in an amount less than $3,000,000 in the aggregate;

(iii)          any creation or assumption by the Company or any Subsidiary of the Company of any lien on any material asset of the Company or any Subsidiary of the Company other than in the ordinary course of business consistent with past practice and other than liens securing obligations under the Company’s credit facilities existing on the date hereof;

(iv)          any making or cancellation of (or agreement to make or cancel) any loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary of the Company other than loans, advances or capital contributions to or investments in Subsidiaries of the Company, except for loans, advances or capital contributions in an amount less than $3,000,000 in the aggregate;

(v)           entry into any contract or agreement by the Company or any Subsidiary of the Company providing for any material acquisition or disposition of any business;

(vi)          any change in any method of accounting or accounting principles or practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change of law or in GAAP; or

(vii)         entry into or establishment of any new, or amendment or modification of any agreement or arrangement with, or for the benefit of, any director, officer or employee of the Company or any Subsidiary of the Company that provides for any payment or other benefit to such director, officer or employee upon a change of control of the Company or such Subsidiary.

SECTION 4.07.  Schedule 14D-9; Offer Documents and Information Statement.  (a) None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company.  The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an Affiliate of Parent or Purchaser which is contained in the Schedule 14D-9.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)           The information statement on Schedule 14C that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Information Statement”) will not, at the time the Information Statement is first mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser which is contained in the Information Statement.  The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

SECTION 4.08.  Brokers.  No Person (other than UBS Securities LLC and the Company Financial Advisor, true and complete copies of whose respective engagement letters have been furnished to Parent and Purchaser and whose fees and expenses shall be paid by the Company) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 4.09.  Employee Benefit Matters.  (a) Except as disclosed in Section 4.09(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any material plan, program, arrangement, agreement or commitment which is an employment, consulting, severance, termination, change in control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, or other equity based, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (individually, a “Plan,” or collectively, the “Plans”).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan within the past 36 months, nor to the knowledge of the Company will any such notice be required to be filed as a result of the transactions contemplated by this Agreement.

(b)           Except as disclosed in Section 4.09(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any actual or contingent liability under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code or any similar provision of foreign law or regulation, whether in respect of any employer benefit plan maintained by the Company or any of its Subsidiaries or by any ERISA Affiliate (as defined below) or otherwise.

(c)           Except as set forth on Section 4.09(c) of the Disclosure Letter, neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, which together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”),  (i) maintains or contributes to, or has, within the last five years, maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has, within the last five years, incurred any material liability pursuant to Title I or Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, including without limitation pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code.

(d)           With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company and, to the extent required by generally accepted accounting principles, adequate reserves are reflected on the financial statements of the Company or liability thereof was incurred in the ordinary course of business consistent with past practice since December 31, 2005, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable laws and regulations, including ERISA and the Code, in all material respects.

(e)           No Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(f)            Except as disclosed in Section 4.09(f) of the Disclosure Letter no deduction for federal income tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(g)           Except as disclosed in Section 4.09(g) of the Disclosure Letter, no Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s knowledge, threatened.

(h)           Except as disclosed in Section 4.09(h) of the Disclosure Letter, the transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

(i)            Except as disclosed in Section 4.09(i) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will (i) entitle any Person to any benefit under any Plan or result in any payment or benefit becoming due or payable, (ii) increase the amount or value or any benefit or compensation otherwise payable or required to be provided under any Plan or (iii) accelerate the time of payment, vesting or funding of, or increase the amount, of any compensation or benefits due to any Person under any Plan.

(j)            Except as disclosed in Section 4.09(j) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state law or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(k)           The Company has made available to Parent and Purchaser, with respect to each Plan for which the following is relevant, a true and complete copy of:

(i)            the annual report, if required under ERISA, with respect to such Plan for the last two years, together with a copy of the financial statements for each such Plan for the last two years if required by ERISA;

(ii)           the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan;

(iii)          any communication to or from any Governmental Entity with respect to any Plan, including a written description of any oral communication to or from any Governmental Entity since January 1, 2006;

(iv)          if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), the current trust or other funding agreement and the latest financial statements thereof;

(v)           the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and

(vi)          any and all amendments or material modifications to any of the foregoing.

(l)            With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided or made available to Parent and Purchaser.

(m)          With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time.

(n)           Neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether or not legally binding, to create any additional Plans or to amend or modify any existing Plan.

(o)           Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”).  No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

(p)           Except as disclosed in Section 4.09(p):

(i)            neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization, including any works councils;

(ii)           to the knowledge of the Company, there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries;

(iii)          there is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three years; and

(iv)          no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or to the knowledge of the Company has been threatened against the Company or its Subsidiaries that could reasonably be expected to result in any material liability.

(q)           Neither the Company nor any of its Subsidiaries has violated in any material respect any federal or state laws or any governmental rules or regulations, or orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any Governmental Entity applicable to the Company or any of its Subsidiaries regarding the terms and conditions of employment or termination of employees, former employees or prospective employees or other labor related matters, and there are no complaints, lawsuits, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees except for such violations or complaints, lawsuits, or other proceedings, which have not had and would not reasonably be expected to result, individually or in the aggregate, a Material Adverse Effect.

(r)            Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or material citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(s)           Within the last year, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar law) affecting any site of employment or facility of the Company or any of its Subsidiaries.  The Company and its Subsidiaries have not laid off more than 35 employees in the aggregate in the ninety (90) calendar days prior to the date hereof.

(t)            For purposes of this Agreement, references to specific sections of the Code or ERISA shall also be deemed to be references to any successor provisions thereof.

SECTION 4.10.  Litigation.  As of the date hereof, there is no claim, action, suit, proceeding or to the knowledge of the Company governmental investigation (a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that (i) involves, in any individual case, a claim for monetary damages against the Company or any of its Subsidiaries in excess of $3,000,000 as to which there is a reasonable probability of an adverse determination or (ii) seeks material equitable, declaratory or injunctive relief.  There is no Proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than those which would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any continuing order, writ, injunction or decree except as has not had, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, to the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.  To the knowledge of the Company, as of the date hereof, there are no SEC legal actions, audits, formal inquiries or investigations or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

SECTION 4.11.  Tax Matters.  Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           The Company and its Subsidiaries have timely filed (or have been properly included in) all returns and reports relating to Taxes (including income taxes, withholding taxes and estimated taxes) required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof, in all jurisdictions in which such returns are required to be filed.  All such returns are true, accurate and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax laws, rules or regulations.  The Company and its Subsidiaries have timely paid all Taxes attributable to each of the Company and its Subsidiaries that were due and payable.  The Company has made available to Parent and Purchaser complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all income and franchise Tax returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years beginning after December 31, 2000.

(b)           The Company and its Subsidiaries have made adequate provisions and accruals in accordance with United States generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the SEC Reports for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c)           All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including the Company or its Subsidiaries have been fully paid and, there is no claim or assessment pending, or, to the best of the Company’s or any of its Subsidiaries’ knowledge, threatened against the

Company or any of its Subsidiaries for any alleged deficiency in Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes.  No issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against the Company or its Subsidiaries for any subsequent taxable period.  There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d)           The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security, and employment tax withholding for all types of compensation).

(e)           The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding (including withholding and backup withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f)            The Company and its Subsidiaries have no present or future liability for the Taxes or portion thereof (or amounts collected with reference to a tax) of any person (other than the Company or the Subsidiaries) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement, intercompany account system or otherwise.

(g)           No claim has ever been made by any authority in a jurisdiction where the Company or any of its Subsidiaries did not file Tax returns that the Company or such Subsidiaries (as applicable) may be subject to taxation by that jurisdiction.

(h)           The Company and its Subsidiaries have no requests for rulings in respect of Taxes pending with any tax authority.

(i)            The Company and its Subsidiaries are not, and will not be following the Effective Time (after giving effect to the completion of the Merger and the other transactions contemplated by this Agreement) United States Real Property Holding Corporations (“USRPHCs”) within the meaning of Section 897 of the Code.

(j)            The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or foreign laws.

(k)           Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the U.S. Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(l)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the preceding two years.

(m)          The Company and the Subsidiaries do not, and did not, “participate” in a “listed transaction.” To the extent the Company or the Subsidiaries participate, or participated, in “reportable transactions” it complied with the applicable reporting requirements and attached to Section 4.11(m) of the Disclosure Letter copies of the IRS Forms 8886 (or similar form under state, local or foreign laws) that it filed (all those terms as defined in section 1.6011-4 of the Treasury Regulations, or under equivalent state, local or foreign Tax laws).

(n)           For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, Personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

SECTION 4.12.  Compliance with Law; No Default.  Neither the Company nor any of its Subsidiaries is or has been since December 31, 2005 in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for such conflicts, defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect, except for such Permits the absence of which or failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and without regard to the transactions contemplated hereby, (i) all applications, notices and other documents have been filed as necessary to effect the timely renewal or issuance of all necessary Permits; and (ii) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit.  The Company and its Subsidiaries are in compliance with the terms of such Permits, except for such failures so to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Notwithstanding the foregoing, no representation or warranty in this Section 4.12 is made with respect to matters relating to Environmental Laws or Environmental Permits, which are covered exclusively by the provisions set forth in Section 4.13.

SECTION 4.13.  Environmental Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           The Company and each of its Subsidiaries are and for the past five years have been in compliance with all applicable Environmental Laws.  To the knowledge of the Company, there are no circumstances or conditions present at the operations of either the Company or any of its Subsidiaries that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in compliance with all applicable Environmental Laws.

(b)           The Company and each of its Subsidiaries have obtained all Permits that are required with respect to its current operations under applicable Environmental Laws (“Environmental Permits”) and are and have been for the past five years in compliance with such Environmental Permits.  All such Environmental Permits have been validly issued and are in full force and effect.  To the knowledge of the Company, all applications, notices  and other documents have been filed as necessary to effect the timely renewal or issuance of all necessary Environmental Permits, and such Environmental Permits are reasonably expected to be issued or reissued in the ordinary course on terms that enable the operations of the Company to continue to be conducted in a manner substantially similar to the manner in which the operations are presently conducted.

(c)           To the knowledge of the Company, there are no past or present conditions or circumstances at, arising out of or relating to the operations of the Company or any of its current or former Subsidiaries, including but not limited to any on-site or off-site Releases, which would reasonably be expected to require any Remedial Measures by the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries has received any written notice, claim, request for information, complaint or administrative or judicial order and there is no action, suit or proceeding pending and, to the Company’s knowledge, no action, suit, proceeding or investigation is threatened, alleging or asserting liability or potential liability on the part of the Company or any of its Subsidiaries (i) regarding actual or alleged non-compliance under any Environmental Law or Environmental Permit, (ii) in connection with any Remedial Measures or any Release or threatened Release, (iii) with respect to any personal injury or property damage resulting from a Release or threatened Release, or (iv) with respect to any contractual obligation, including claims for indemnification, under any Environmental Law.

(e)           Neither the Company nor any of its Subsidiaries has entered into any contracts or other binding agreements pursuant to which the Company or any of its Subsidiaries has assumed any obligations or liabilities of any third parties with respect to  any Remedial Measures or has agreed to indemnify, defend or hold harmless any third parties for any liabilities, costs or claims arising under or pursuant to any Environmental Law.

(f)            The Company has given Parent and Purchaser access to all material reports and studies pertaining to Hazardous Substances, Releases, and compliance with or liability under Environmental Laws by or for, or in the possession of, the Company or its Subsidiaries prepared during the past five years relating to facilities or real property owned or operated (including leased) by the Company or any of its Subsidiaries.

(g)           The Company is not required to make any filings or notifications pursuant to any applicable Environmental Disclosure Requirements and no Remedial Measures are triggered either prior to or as a result of the Merger that is the subject of this Agreement.

(h)           For purposes of the foregoing, (i) “Environmental Law” means any statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (A) the protection or preservation of the Environment, worker health and safety or human health as it relates to the Environment or natural resources, (B) Releases or threatened Releases, or (C) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance; (ii) “Hazardous Substance” means any substance, pollutant, contaminant, chemical or any other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law; (iii) “Release” means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind of any Hazardous Substance or noxious noise or odor at, in, on, into or onto the Environment;  (iv) “Environment” means any workplace, ambient or indoor air, surface water, drinking water, groundwater, surface and subsurface strata, river sediment and plant or animal life, real property and fixtures and improvements thereon ;  (v)  “Remedial Measures” means any measures, steps and actions required or undertaken to (A) investigate, monitor, clean up, remove, treat, contain, prevent, control or otherwise address any Release or threatened Release, or (B) achieve or maintain compliance with any applicable Environmental Law or Environmental Permit; and (vi) “Environmental Disclosure Requirement” means any laws requiring notification, prior to or as a result of the sale or transfer of an interest in real property, to either the buyer of real property or to any regulatory agency, of the presence, use, disposal or Release of Hazardous Substances at the real property to be sold or transferred.

SECTION 4.14.  Intellectual Property.   (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are validly licensed to use, all Intellectual Property Rights used in the conduct of their business as currently conducted or necessary to exploit the

Company’s or its Subsidiaries’ projects in development that have been disclosed in the Company SEC Reports or otherwise publicly announced (collectively, the “Company Intellectual Property Rights”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the use of the Company Intellectual Property Rights by the Company and its Subsidiaries does not infringe on or other otherwise violate the rights of any other Person and, if such Company Intellectual Property Right is licensed, such use is in accordance with the applicable license agreement, (ii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any of the Company Intellectual Property Rights, (iii) no Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the transfer of licensing thereof by the Company or any of its Subsidiaries to any Person, (iv) neither the Company nor any of its Subsidiaries has received any notice of any offer to license, claim, order or proceeding with respect to any of the Company Intellectual Property Rights and (v) none of the Company Intellectual Property Rights is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property Rights.

(b)           For purposes of the foregoing, “Intellectual Property Rights” means all proprietary and other rights, including rights granted under license, in and to the following:  (i) trademarks, service marks, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks; (ii) copyrights, copyright registrations and applications for registration of copyrights; (iii) patents, design patents and utility patents, all applications for grant of any such patents and all reissues, divisions, continuations-in-part and extensions thereof; (iv) computer software, including source code, object code, algorithms, databases, and all related documentation; and (v) technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and other know-how; marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records, in each case including any and all applications therefor or registrations, renewals, modifications and extensions thereof.

SECTION 4.15.  Real Property.  (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries.  Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except for such failures to have good and marketable title or such mortgages, pledges, liens, encumbrances or security interests that (i) are reflected or reserved against in the balance sheet of the Company dated as of December 31, 2005 and included in the Company SEC Reports, (ii) relate to Taxes and general and special assessments not in default and payable without penalty and interest, (iii) are liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s or such Subsidiary’s use and enjoyment of such real property or materially detract from or diminish the value thereof, or (iv) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Section 4.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that are material to the business of the Company and its Subsidiaries, taken as a whole (the “Real Property Leases”).  The Company has heretofore made available to Parent and Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto).  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease.  Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances, defects in title and security interests, except for such failures to have good and valid leasehold interests or such mortgages, pledges, liens, encumbrances or security interests that (i) are reflected or reserved against in the balance sheet of the Company dated as of December 31, 2005 and included in the Company SEC Reports, (ii) relate to Taxes and general and special assessments not in default and payable without penalty and interest, (iii) are liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof or (iv) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.16.  Material Contracts.  (a) Section 4.16(a) of the Disclosure Letter lists as of the date hereof, and (except for such contracts, agreements, commitments, arrangements, leases and other instruments filed as an exhibit to any Existing Company SEC Report (including items incorporated into such Existing Company SEC Report by reference to an earlier filing) the Company has made available to Parent and Purchaser true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which:

(i)            would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;

(ii)           contains covenants that materially limit the ability of the Company or any of its Subsidiaries (or which by their terms, following the consummation of the Offer or the Merger, would materially restrict the ability of the Company or the Surviving Corporation, as the case may be) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product or contains any exclusivity or “most favored nation” or similar obligations or restrictions, or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any material penalty or other material liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii)          provide for or govern the formation, creation, operation, management or control of any partnership or joint venture, that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv)          involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;

(v)           other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $3,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $3,000,000;

(vi)          was entered into after December 31, 2005 or has not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;

(vii)         by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $3,000,000 in any one year, other than contracts made in the ordinary course of business consistent with past practice;

(viii)        with respect to any acquisition, pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations that would reasonably be expected to result in payments in excess of $3,000,000, or (y) any “earn-out” or other contingent payment obligations that could result in payments in excess of $3,000,000;

(ix)           with a Governmental Entity and that is material to the Company and its Subsidiaries, taken as a whole; or

(x)            entered into between any directors or executive officers of the Company (or to the knowledge of the Company, any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand that cannot be cancelled by the Company (or the applicable Subsidiary of the Company) within 30 days’ notice without liability, penalty or premium;

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Material Contract”.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract (i) is valid and binding on the Company and/or the applicable Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto, (ii) is in full force and effect, and (iii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract.  There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except for such defaults and events that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.17.  Insurance.  Section 4.17 of the Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all material insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary.  With respect to each such insurance policy, except as would not reasonably be expected to have a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 4.18.  Related Party Transaction.  No director, officer, partner, member or employee of the Company or any of its Subsidiaries and, to the knowledge of the Company, no Affiliate, Associate or family member of any such director, officer, partner, member or employee (x) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries or (y) is a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries or has any material interest in any property owned by the Company or any of its Subsidiaries, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.19.  State Takeover Statutes Inapplicable.  The Company Board has taken all action necessary so that Section 203 of the Corporation Law is inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.  To the knowledge of the Company, no other Takeover Law is applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby.

SECTION 4.20.  Rights Agreement.  The Company has irrevocably taken, and as soon as practicable after the date hereof (but no later than three Business Days after the date hereof) the Rights Agent (as defined in the Rights Agreement) will take, all necessary action, including, amending the Rights Agreement, with respect to all of the outstanding Rights issued pursuant to the Rights Agreement, (a) to render the Rights Agreement inapplicable to this

Agreement, the Offer, the Merger and the other transactions contemplated hereby, (b) to ensure that (i) neither Parent nor Purchaser is deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) neither a Distribution Date nor the Invalidation Time (as such terms are defined in the Rights Agreement) will occur by reason of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or transactions contemplated by this Agreement, and (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Offer and the Merger and the holders of Shares will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger.  The Rights Agreement, as so amended, has not been further amended or modified.  Copies of all such amendments to the Rights Agreement have been previously provided or made available to Purchaser.

SECTION 4.21.  Required Vote of Company Stockholders.  Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, the only vote of the stockholders of the Company required to adopt the agreement of merger (as used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares.  No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the agreement of merger contained in this Agreement and approve the Merger.

ARTICLE V

REPRESENTATIONS AND
WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

SECTION 5.01.  Organization and Qualification.  Each of Parent and Purchaser is a duly organized and validly existing entity in good standing (to the extent applicable) under the laws of its jurisdiction of its organization.  All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

SECTION 5.02.  Authority.  Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings on the part of Parent and Purchaser.  This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization and execution and valid delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

SECTION 5.03.  Offer Documents; Information Statement.  (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by or on behalf of the Company or an Affiliate of the Company which is contained in the Offer Documents.  The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)           None of the information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Information Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Information Statement, at the time the Information Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.04.  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, the Canadian Competition Act or any other applicable foreign antitrust or competition laws, (ii) for the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder (including the filing of the Offer Documents), (iii) for the filing and recordation of the certificate of merger as required by the Corporation Law, (iv) the applicable requirements of the New York Stock Exchange and (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default, (or give rise to any right of termination, cancellation, modification or acceleration), (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

SECTION 5.05.  Commitment Letter.  Parent has received and has furnished to the Company a true and complete copy of a commitment letter containing commitments from Credit Suisse International and UBS Limited to make available to Parent funds pursuant to a bridge loan (the “Commitment”), in an aggregate amount that, together with the amount of cash and cash equivalents available to Parent as of consummation of the Offer and the Merger, is sufficient to consummate the Offer, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof (the “Required Funds”).  In reliance upon and assuming the accuracy of the Company’s representations and warranties in Section 4.02 hereof, the Required Funds are sufficient to acquire all of the Shares in the Offer and the Merger and refinance all outstanding indebtedness of the Company and its Subsidiaries to the extent required.  As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Commitment will not be satisfied or that the Required Funds will not be available on a timely basis for the transactions contemplated by this Agreement.  At the time of acceptance for payment of Shares pursuant to the Offer, Parent and Purchaser will have available all of the funds necessary for the payment for the Shares accepted and as of the Effective Time, Parent, Purchaser and/or the Surviving Corporation will have available all of the funds necessary for the payment of the Merger Consideration with respect to the Shares converted pursuant to Section 2.06.

SECTION 5.06.  Brokers.  No Person (other than Credit Suisse) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Parent, any of its Subsidiaries or any of their respective officers, directors or employees.

ARTICLE VI

COVENANTS

SECTION 6.01.  Conduct of Business of the Company.  Except as set forth in Schedule 6.01, or as expressly provided in or contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the Company’s directors are designees of Parent or Purchaser, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as contemplated by this Agreement), and, to the extent consistent therewith, the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries.  Without limiting the generality of the foregoing and except as set forth in Schedule 6.01, or as otherwise expressly provided in or contemplated by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a)           issue, sell, grant options or rights to purchase, pledge, or authorize the issuance, sale, grant of options or rights to purchase or pledge of any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options or vesting of Restricted Shares outstanding on the date hereof;

(b)           other than transactions among the Company and its wholly owned Subsidiaries, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c)           split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock) except for dividends and distributions paid or made on a pro rata basis by a Subsidiary of the Company;

(d)           (i)  make any acquisition, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $3,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (iii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any material rights under or terminate any Material Contract, in each case other than in the ordinary course of business consistent with past practices;

(e)           incur, create, assume or otherwise become liable for any indebtedness for borrowed money or capital leases (or any guarantee or endorsement thereof) whether directly, contingently or otherwise, other than (i) a guarantee of existing indebtedness of a Subsidiary of the Company, (ii) short-term indebtedness in replacement of existing indebtedness, (iii) short-term indebtedness incurred in the ordinary course of business consistent with past practice or (iv) indebtedness incurred under the Company’s and its Subsidiaries’ existing revolving credit facilities to the extent such indebtedness would not result in the aggregate amount outstanding thereunder exceeding the amount outstanding thereunder as of the date hereof by more than $50,000,000;

(f)            make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company) except (A) as are required pursuant to the terms of any Material Contract in existence on the date hereof or (B) those not in excess of $2,500,000 in the aggregate;

(g)           change in any material respect any of the accounting methods, principles or practices used by it except as may be appropriate to conform to changes in statutory or regulatory security rules or by GAAP or regulatory requirements with respect thereto;

(h)           make or change any material Tax election (other than in the ordinary course of business consistent with past practice), extend the statute of limitations (or file any extension request) with any Tax authority, file or amend any federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;

(i)            adopt any amendments to its Certificate of Incorporation or Bylaws (or similar governing documents);

(j)            agree to grant or grant any stock-related, cash-based, performance Options, Restricted Shares or similar awards (including any awards under the LTIP) or bonuses;

(k)           forgive any loans to any employees, officers or directors or any of their respective Affiliates or Associates;

(l)            enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any employees, officers or directors, other than, in the case of an employee who is not an officer, in the ordinary course of business consistent with past practice, or (i) grant any increases in the compensation or benefits to officers, directors and employees (other than (x) normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company or (y) as required under any collective bargaining agreement or other Plan in accordance with its terms on the date hereof);

(m)          terminate any officer, except where (x) the termination is for cause, as such term is defined in each Plan pursuant to which such officer may be entitled to any payments or benefits upon or as a result of such termination, (y) the officer does not become entitled to receive or receive any such payments or benefits, other than with respect to accrued base salary or vacation or pursuant to vested benefits under a qualified pension plan, and (z) the Company notifies the Parent within a reasonable period following such termination, such period not to exceed three Business Days;

(n)           make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

(o)           incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budgets for the fiscal years 2006 and 2007, which capital expenditure budgets have been provided or made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditure relating to the fiscal year 2006 or 2007, in an amount not to exceed in each year, in the aggregate $3,000,000;

(p)           enter into, amend, or extend any collective bargaining agreement;

(q)           adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement except as required by law;

(r)            settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby); or

(s)           agree in writing or otherwise to take any of the foregoing actions.

SECTION 6.02.  No Solicitation.  (a) The Company shall not, and shall cause its Subsidiaries not to and shall not permit its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants) and agents to, directly or indirectly, solicit, initiate, participate in any way in, or knowingly encourage any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to knowingly assist or facilitate, any Person or group in respect of, or that would reasonably be expected to lead to, any Acquisition Proposal (as defined below).  Notwithstanding the foregoing, upon the prior execution by such Person or group of a confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement (other than the exclusivity and “standstill” provisions contained in the Confidentiality Agreement; provided, that in the event that the Company enters into a confidentiality agreement with a person making an Acquisition Proposal that does not include a “standstill” provision or contains a “standstill” provision less favorable to the Company than the corresponding provision of the Confidentiality Agreement, Parent and its Affiliates shall, without further action by the Company, be released from the “standstill” provision under Section 7 of the Confidentiality Agreement to the extent necessary to render such “standstill” provision of the Confidentiality Agreement no more favorable to the Company than the “standstill,” if any, applicable to the person making such Acquisition Proposal), the Company may, at any time prior to the purchase of Shares pursuant to the Offer, furnish information (so long as all such information has previously been made available to Parent or is made available to Parent prior to or concurrently with the time it is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide Acquisition Proposal not resulting from a breach of this Section 6.02 received after the date hereof that the Company Board determines in good faith (after consultation with its outside financial advisor and outside counsel and after taking into account the legal, financial, financing, regulatory and other aspects of the proposal, to the extent known) is or could reasonably be expected to lead to a Superior Proposal if, and only to the extent that the Company concurrently provides Parent written notice that it is taking such actions.

(b)           The Company will promptly (and in any event within two Business Days) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated with respect to such an Acquisition Proposal and such notice will communicate to Parent and Purchaser the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and the material terms of such request, inquiry or Acquisition Proposal.  The Company will keep Parent and Purchaser reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within two Business Days) notify Parent and Purchaser orally and in writing of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.

(c)           The Company will, and will cause its Subsidiaries to, and will cause its and their respective officers, directors and employees and direct its and their representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, Purchaser or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any

Acquisition Proposal and to the extent permitted to do so withdraws any request or consent theretofore given to the making of an Acquisition Proposal.

(d)           Unless and until this Agreement has been terminated in accordance with Section 8.01 and except as expressly permitted by Section 6.02(e) or (f), neither the Company nor the Company Board shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as described in Section 1.02(a)(ii), (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality (in the context of an Acquisition Proposal) or standstill agreement to which the Company is a party, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, (iv) redeem the Rights or amend, or take any other action with respect to, the Rights Agreement (A) to facilitate any Acquisition Proposal or (B) to permit any Person other than Parent or Purchaser to acquire beneficial ownership of 15% or more of the Shares or (v) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement with a Person making an Acquisition Proposal pursuant to Section 6.02(a)) related to any Acquisition Proposal.  Without limiting any other rights of Parent and Purchaser under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws, the Confidentiality Agreement and the Rights Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby.

(e)           Notwithstanding the provisions of Section 6.02(d) the Company Board may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, its recommendation of the Offer or the Merger as set forth in Section 1.02(a)(ii) if the Company Board determines in its good faith judgment, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law, including its duties of good faith and candor to the Company’s stockholders and, in the case where such determination is made in response to an Acquisition Proposal made and not withdrawn prior to such determination, the Company has provided Parent prior written notice of its intent to take such action not less than two Business Days prior to taking such action.

(f)            Nothing contained in this Section 6.02 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board (after consultation with outside counsel) failure to do so would be inconsistent with its fiduciary duties, including its duty of candor to the stockholders of the Company, or violate its obligations under applicable law; provided, however, that such action will be deemed to constitute a modification or qualification of the recommendation of the Offer or the Merger unless the Company Board expressly reaffirms its recommendation of the Offer or the Merger, as the case may be, in connection with such disclosure if so requested by Parent.

(g)           For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made in writing by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries taken as a whole pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the reference therein to “15%” shall be replaced by “50%”) that is on terms that the Company Board has reasonably determined in good faith (after consultation with its outside financial advisor and outside counsel and after taking into account the legal, financial, financing, regulatory and other aspects of the proposal) would result in a transaction that (x) is more favorable to the Company’s stockholders than the Offer and the Merger, and (y) is reasonably likely to be consummated on the terms proposed.

SECTION 6.03.  (a) Access to Information; Confidentiality.  (a) From and after the date of this Agreement upon reasonable prior written notice and subject to the terms of the Confidentiality Agreement the Company will (i) give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to members of the Company’s management, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such reasonable inspections as they may reasonably require, and (iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and Personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request.  Notwithstanding the foregoing, any such investigation or consultation shall not include any invasive testing or environmental sampling of any kind and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries (provided, that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege, to the extent possible) or contravene any law or binding agreement entered into prior to the date of this Agreement (provided that the Company shall use its reasonable best efforts to permit such disclosure without contravening such law or violating such agreement).  No investigation pursuant to this Section 6.03 or otherwise shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto.

(b)        Information obtained by Parent or Purchaser and their respective officers, employees, auditors, accounts and other authorized representatives pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement.

SECTION 6.04.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act, any required submissions under the Canadian Competition Act, the submissions under the 1988 Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Act”), the requisite notifications under the ITAR with the United States Department of State, Directorate of Defense Trade and Controls and any submissions under any applicable foreign antitrust or competition laws that are required to be made or which the Company and Parent mutually agree should be made, in each case, with respect to the Offer, the Merger and the transactions contemplated hereby and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any consents, permits, authorizations, approvals or waivers required to be made or which the Company and Parent mutually agree should be made.

(b)           In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

SECTION 6.05.  Indemnification and Insurance.  (a)  Parent and Purchaser agree that, the Company’s Certificate of Incorporation and Bylaws, and the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries shall contain provisions no less favorable with respect to indemnification of the present or former directors, officers and employees of the Company or any of its Subsidiaries than are currently provided in the Company’s Certificate of Incorporation and Bylaws, and the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, as the case may be, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable law.  Without limiting the foregoing, all obligations of the Company (including with respect to change of control payments and rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses)) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in all existing indemnification and change of control agreements with the Company’s directors and officers shall survive the Merger and shall continue in full force and effect as obligations of the Surviving Corporation in accordance with their terms.  Prior to the date on which the Effective Time occurs, the Company will provide such letters of credit securing the Company’s obligations pursuant to such change of control agreements as are required by the terms thereof.

(b)           Without limiting any additional rights that any Person may have under any agreement or Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Company’s Certificate of Incorporation or Bylaws as at the date hereof.  In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor.

(c)           The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors’ and officers’ liability insurance, or a six-year tail insurance policy, covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies and providing coverage at least as favorable, in the aggregate, as such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors’ and officers’ liability insurance policies to pay aggregate premiums in excess of 150% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is as set forth in Schedule 6.05); and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying aggregate premiums in excess of 150% of such annual amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 150% of such annual amount.

(d)           This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) of this Section 6.05 (whether or not parties to this Agreement).  If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the applicable obligations set forth in this Section 6.05.

SECTION 6.06.  Employee Matters.  (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the

Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 4.09(a) of the Disclosure Letter.

(b)           Parent will cause the Surviving Corporation and its Subsidiaries, until the first anniversary of the Effective Time, to provide compensation, pension, welfare and other benefits to their employees (considered as a group, but excluding for this purpose employees covered by a collective bargaining agreement, who shall continue to be governed by the terms of the collective bargaining agreement applicable to such employee), which benefits will be, in the aggregate, no less favorable than those currently provided by the Company and its Subsidiaries in the aggregate to such employees immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation).  It is the current intention of the Parent to cause the Surviving Corporation to provide a long-term incentive plan to retain key employees of the Surviving Corporation.  Nothing in this Section 6.06(b) shall be deemed to constitute an amendment of any Plan or to prevent the Surviving Corporation or any of its Subsidiaries from making any change in any Plan, including any change required by law or deemed necessary or appropriate to comply with applicable law or regulation.  Nothing in this Section 6.06(b) shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any employee at any time.

(c)           Parent will cause the Surviving Corporation to give each employee of the Company credit, for purposes of the Surviving Corporation’s vacation and/or other paid leave benefit programs, for such employees accrued and unpaid vacation and/or paid leave balance as of the Effective Time, but in no event will the Parent or the Surviving Corporation be obligated to extend or enlarge the benefits available under such programs.

(d)           The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any Plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase from the Company or any of its Subsidiaries of Company Securities or Subsidiary Securities.

(e)           Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans, programs, policies or arrangements of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes.  Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time.  Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

(f)            This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06.

(g)           Parent will, and will cause the Surviving Corporation to, honor in accordance with their respective terms the Collective Bargaining Agreements dated September 10, 2004, between Rocky Mountain Steel Mills and USWA, on behalf of Local Union 2102, Local Union 3267 and Local Union 3267 (Plant Protection) and, with respect to any other Collective Bargaining Agreements used in Section 4.09(p) of the Disclosure Letter, to the extent required by applicable law.

(h)           At least one Business Day prior to its distribution, the Company and its Subsidiaries shall provide Parent and Purchaser with a copy of any communication relating to the transactions contemplated by this Agreement and intended to be distributed broadly to any of their respective employees, and shall provide Purchaser an opportunity to make reasonable revisions thereto.

(i)            Parent will cause the Surviving Corporation to pay the annual bonuses to employees in respect of fiscal year 2006 in accordance with the terms of the applicable Plan and consistent with past practice; provided, that, notwithstanding the foregoing, the Company Board shall defer to the good faith determination of the chief executive officer of the Company that the timing and calculation of any such bonuses is consistent with the terms of the Plan and in accordance with past practice.

SECTION 6.07.  Takeover Laws.  The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

SECTION 6.08.  Information Statement.  Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary Information Statement pursuant to Section 14(c) of the Exchange Act (the “Preliminary Information Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder.  The Company shall obtain and furnish the information required to be included in the Preliminary Information Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Information Statement, and shall cause the Information Statement to be mailed to the Company’s stockholders at the earliest practicable date.  If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement, so that the

Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company.

SECTION 6.09.  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in a breach or failure of any representation, warranty or covenant of such party contained in this Agreement (substituting “material effect on the Company” for “Material Adverse Effect” wherever “Material Adverse Effect” qualifies any such representation, warranty or covenant and, provided, that if any such representation, warranty or covenant does not contain a materiality qualifier, such breach or failure must be material); provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.  This Section 6.09 shall not constitute an obligation, covenant or agreement for purposes of Sections 8.01(c)(i),8.01(d)(i) or paragraph 2(c) of Exhibit A.

SECTION 6.10.  Press Releases.  Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

(a)           unless the Merger is consummated pursuant to Section 253 of the Corporation Law as contemplated by Section 2.09, the Stockholder Approval shall have been obtained and a period of at least 20 calendar days shall have elapsed from the date the Information Statement was first mailed to the Company’s Stockholders;

(b)           no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or

Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal; and

(c)           Purchaser shall have accepted for purchase the Shares tendered pursuant to the Offer.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated and the Offer or Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company, if required) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

(a)           by mutual written consent of the Company and Parent;

(b)           by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action;

(c)           by the Company if (i) Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to a material adverse effect on the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement and (B) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before the date that is four months from the date of the commencement of the Offer (the “Outside Date”) or the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 8.01(c) if the Company is then in material breach of any of its covenants contained in this Agreement or pursuant to clause (ii) of this Section 8.01(c) if the failure of Purchaser to commence the Offer or to accept for payment and pay for Shares pursuant to the Offer by the Outside Date or such expiration or termination of the Offer resulted from the Company’s failure to perform any of its obligations under this Agreement;

(d)           by Parent if (i) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph 2(c) of Exhibit A and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach, or (ii) Purchaser shall not have accepted for payment Shares pursuant to the Offer prior to the Outside Date or the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto provided, that Parent shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 8.01(d) if either Parent or Purchaser is then in material breach of any of its covenants contained in this Agreement or pursuant to clause (ii) of this Section 8.01(d) if the failure of Purchaser to accept for payment and pay for Shares pursuant to the Offer by the Outside Date or such expiration or termination of the Offer resulted from Parent’s or Purchaser’s failure to perform any of its obligations under this Agreement;

(e)           by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under Section 6.02, (ii) (A) the Company has given Parent and Purchaser at least three Business Days advance written notice (a “Notice of Superior Proposal”) of its intention to accept or recommend a Superior Proposal and of all of the material terms and conditions of such Superior Proposal and (B) Parent and Purchaser do not within three Business Days of receipt by Parent and Purchaser of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its outside financial advisors and outside legal counsel) to be at least as favorable to the stockholders of the Company as such Superior Proposal; provided, that during such three Business Day period, the Company shall negotiate in good faith with Parent and Purchaser (to the extent that Parent and Purchaser wish to negotiate) to enable Parent and Purchaser to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Parent and Purchaser an additional written Notice of Superior Proposal, and the three Business Day period referenced above shall be extended for an additional two Business Days after Parent’s and Purchaser’s receipt of each such additional Notice of Superior Proposal, (iii) the Company’s Board of Directors, after taking into account any modifications to the terms of the Offer and the Merger agreed to by Parent and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Parent the Expenses and the Termination Fee described in Section 8.03;

(f)            by Parent, prior to the purchase of Shares pursuant to the Offer, (i) if the Company breaches Section 6.02 in any material respect or (ii) if the Company takes any of the actions referred to in Section 6.02(e) of this Agreement or the Company Board shall have resolved to take any of such actions; or

(g)           by Parent, prior to the purchase of Shares pursuant to the Offer, if since the date of the Merger Agreement, there shall have occurred any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 8.02.  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX (which shall remain in effect), shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.  Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

SECTION 8.03.  Fees and Expenses.  (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)           In the event that this Agreement is terminated by the Company pursuant to Section 8.01(e), then the Company shall reimburse Parent for all of the out-of-pocket expenses of Parent and the Purchaser (including printing fees, filing fees and expenses of its legal, financial and other advisors) related to the Offer, the Merger and this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $8,000,000 (collectively, the “Expenses”) and pay Parent a termination fee equal to $68,000,000 less the amount of any Expenses actually reimbursed to Parent (the “Termination Fee”), in each case, in immediately available funds by wire transfer to an account designated by Parent.  If such amounts become payable, they shall be payable simultaneously with such termination.

(c)           In the event that this Agreement is terminated by Parent pursuant to Section 8.01(f)(ii), the Company shall reimburse Parent for the Expenses and pay Parent the Termination Fee, in each case, in immediately available funds by wire transfer to an account designated by Parent on the Business Day following such termination.

(d)           In the event that (i) this Agreement is terminated pursuant to Section 8.01(c)(ii) (unless the matters giving rise to such termination are due to Parent’s or Purchaser’s breach of their covenants) or 8.01(d)(ii); (ii) prior to the event giving rise to such termination an Acquisition Proposal shall have been made or publicly announced; and (iii) as of the event giving rise to such termination, the only condition to the Offer that was not satisfied was the Minimum Tender Condition then (x) upon such termination the Company shall reimburse Parent for the Expenses and (y) if within 12 months following the date of such termination, an Acquisition Proposal shall have been consummated or the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (any such event described in clause (y), a “Subsequent Transaction”), then the Company shall pay Parent the Termination Fee.  For purposes of the definition of Subsequent Transaction and this Section 8.03, each reference to 15% in the definition of “Acquisition Proposal” shall be replaced with a reference to 50%.

(e)        In the event that (i) this Agreement is terminated pursuant to Section 8.01(d)(i) and (ii) prior to such termination an Acquisition Proposal shall have been made or publicly announced then (x) upon such termination the Company shall reimburse Parent for the Expenses and (y) if within 12 months following the date of such termination, there is a Subsequent Transaction, then the Company shall pay Parent the Termination Fee.

(f)            In the event that this Agreement is terminated pursuant to Section 8.01(f)(i) then (x) upon such termination the Company shall reimburse Parent for the Expenses and (y) if within 12 months following the date of such termination there is a Subsequent Transaction, then the Company shall pay Parent the Termination Fee.

(g)           Any Expenses or Termination Fee payable pursuant to Section 8.03(d), (e) or (f) shall be payable in immediately available funds by wire transfer to an account designated by Parent.  If any amounts become payable pursuant to clause (x) of Section 8.03(d), (e) or (f), then they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within one Business Day thereafter (in the case of a termination by Parent).  If such amounts become payable pursuant to clause (y) of Section 8.03(d), (e) or (f), they shall be payable simultaneously with the earlier of completion of such Acquisition Proposal and the Company’s entering into such a definitive agreement.

(h)           For purposes of this Section 8.03, this Agreement shall be deemed terminated by Parent pursuant to a provision giving rise to the obligation to pay the Termination Fee or the Expenses if at the time of any termination hereunder Parent was so entitled to terminate this Agreement pursuant to such provision; provided that solely for the avoidance of doubt, the Company shall not be required to pay the Expenses or the Termination Fee pursuant to more than one clause of this Section 8.03.

(i)            The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Purchaser would have entered into this Agreement.  Accordingly, in the event that the Company shall fail to reimburse the Expenses or pay the Termination Fee when due, and in order to obtain such payment, Parent commences a suit or other proceeding which results in a judgment or similar award against the Company for reimbursement of the Expenses or payment of the Termination Fee, then the Company shall reimburse Parent for its reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit or proceeding, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent.

SECTION 8.04.  Amendment.  To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 8.05.  Extension; Waiver; Remedies.  (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.  The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Survival of Representations and Warranties.  The representations and warranties made in this Agreement shall not survive beyond the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 9.02.  Entire Agreement; Assignment.  This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof.  The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent so long as such assignment shall not materially adversely affect the Company, the holders of the Shares, Options or Equity Awards in their capacity as such, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

SECTION 9.03.  Enforcement of the Agreement; Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the Borough of Manhattan, City of New York or in any Federal court located in such Borough, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Company, Parent and Purchaser hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.05 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.  Parent hereby irrevocably appoints CSC Corporation Service Company, at its office at 1133 Avenue of the Americas, Suite 3100 New York, NY 10036, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if Parent were a resident of the State of New York and had been lawfully served with such process in such jurisdiction.  In the case of any service by the Company upon such agent and attorney, the Company shall also deliver a copy thereof to Parent at the address and in the manner specified in Section 9.05.  In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, Parent will appoint a successor agent and attorney in New York, New York with like powers.

SECTION 9.04.  Validity.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future applicable law or rule in any jurisdiction, such illegality, invalidity or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and if the rights or obligations under this Agreement of the Company on the one hand, and Parent and Purchaser on the other hand, will not be materially and adversely affected thereby, (a) this Agreement will be reformed, construed and enforced in such jurisdiction as if such illegal, invalid or unenforceable provision or portion of any provision had never comprised a part hereof and (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.05.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission or international courier with confirmation of receipt, as follows:

if to Parent or Purchaser:

Evraz Group S.A.
Allée Scheffer, L-2520, Luxembourg

Attention: Pavel Tatyanin
Facsimile: +7 (495) 933 58 75

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	William A. Groll, Esq.
Neil Q. Whoriskey, Esq.
Facsimile: +1 (212) 225 3999

if to the Company:

Oregon Steel Mills, Inc.
1000 S.W. Broadway, Suite 2200
Portland, Oregon 97205

Attention: L. Ray Adams
Facsimile: +1 (503) 240 5232

With a copy to:

Covington & Burling LLP
1330 Avenue of the Americas
New York, NY 10019
Attention: J. D. Weinberg, Esq.
Facsimile: +1 (212) 841 1010

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 9.06.  Governing Law.  This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, except in so far as mandatory provisions of the Corporation Law apply to the Merger.

SECTION 9.07.  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.08.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for (a) the provisions of Section 2.06, Section 3.04 and Section 3.05, which shall be enforceable following the Effective Time by the holders of the Shares, Options, Restricted Shares or Equity Awards and (b) Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

SECTION 9.09.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 9.10.  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b)           “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c)           “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d)           “Material Adverse Effect” shall mean any material and adverse effect on either (i) any of the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no event, condition, change, occurrence or development of a state of circumstances arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (A) changes in the economy or financial markets generally in the United States or Canada; (B) changes that are the result of factors generally affecting the principal industries and geographic areas in which the Company and its Subsidiaries operate; (C) the announcement of the execution of this Agreement or the performance of obligations under this Agreement; (D) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving the United States or Canada; (E) changes in GAAP or interpretation thereof after the date hereof; (F) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a claim or determination that any event, condition, change, occurrence or development of a state of circumstances underlying such failure has resulted in a Material Adverse Effect; (G) changes in the price or trading volume of the Company’s stock, provided that the exception in this clause shall not prevent or otherwise affect a claim or determination that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume has resulted in a Material Adverse Effect; provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies operating generally in the principal industries and geographic areas in which the Company and its Subsidiaries operate.

(e)           “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(f)            “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

SECTION 9.11.  Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include corporations and partnerships and vice versa.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.   Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

EVRAZ GROUP S.A.

By:	/s/ Paul Tatyanin
Name: Paul Tatyanin
Title: Senior Vice President and Chief Financial Officer

OSCAR ACQUISITION MERGER SUB, INC.

By:	/s/ Timur Yanbukhtin
Name: Timur Yanbukhtin
Title: Director

OREGON STEEL MILLS, INC.

By:	/s/ James E. Declusin
Name: James E. Declusin
Title: President and Chief Executive Officer

EXHIBIT A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1.             Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer, unless, immediately prior to the expiration of the offering period for the Offer, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date”) (a)  there shall be validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent or Purchaser or any Affiliate of either of them, constitutes at least a majority of the total number of outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares which the Company may be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not vested or then exercisable, other than potential dilution attributable to the Rights) (the “Minimum Tender Condition”), (b) any applicable waiting period under the HSR Act in respect of the Offer or the Merger shall have expired or been terminated, and any required approvals or consents in respect of the Offer or the Merger shall have been obtained under the Canadian Competition Act (and any applicable waiting periods thereunder have expired or been terminated); (c) the period of time for any applicable review process by CFIUS under the Exon-Florio Act (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated or CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Offer has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act; and (d) either (A) the 60-day notification period under ITAR §122.4(b) shall have expired or otherwise been terminated, or (B) the U.S. Department of State or another U.S. Governmental Entity shall have provided written notice to the effect that no further review of the transactions contemplated by this Agreement under the ITAR will occur.

2.             Additionally, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered in the Offer if, at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

(a) there shall have been any statute, rule, regulation, legislation, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that is applicable to Parent, Purchaser, the Company, the Offer or the Merger that (1) makes the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, (2) imposes material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (3) imposes any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries, or (4) otherwise prohibits the Offer or the Merger, except, in the case of clauses (2) and (3), for (x) any restrictions imposed by any Governmental Entity on the transfer or retransfer of defense articles (including technical data) or defense services controlled by the ITAR or dual-use items subject to the Export Administration Regulations; (y) any restrictions imposed by any Governmental Entity on the conduct or structure of any business or operations of the Company that involve the manufacture and/or export of defense articles or defense services subject to the ITAR; or (z) restrictions imposed on the Company’s operations or divestitures of certain operations as a result or consequence of its review by the CFIUS, in the case of each of (x), (y) and (z) to the extent that such restrictions would not reasonably be expected to have a material adverse effect on (A) the business of the Company and its Subsidiaries, taken as a whole, or (B) the corporate governance of the Company; provided, that Parent and Purchaser shall have complied with their obligations under Section 6.04 of the Merger Agreement;

(b) since the date of the Merger Agreement, there shall have occurred any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(c) (i) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or (ii) (A) the Company’s representations and warranties contained in Section 4.02(a) (Capitalization), except for de minimis deviations (provided, that the Company’s representations and warranties set forth in the seventh sentence of Section 4.02(a) shall be subject to the standard set forth in clause (B) below) and the first sentence of Section 4.06 (Absence of Certain Changes—No Material Adverse Effect), shall not be true and correct in all respects or (B) the Company’s representations and warranties set forth in the Merger Agreement other than those referred to in clause (c)(ii)(A) above shall not be true and correct in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein), except for such breaches of representations and warranties, that in the aggregate, have not had and would not be reasonably be expected to have a Material Adverse Effect, provided, that Parent shall not then be in material breach of any of its covenants contained in this Agreement; or

(d) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the reasonable judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their Affiliates that is not otherwise prohibited by law (including Section 14(e) of the Exchange Act) or by this Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The foregoing conditions are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.